Exhibit 10.67

AMENDMENT NUMBER FOUR

TO THE ING AMERICAS SEVERANCE PAY PLAN,

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

WHEREAS, Section 4.2 of the ING Americas Severance Pay Plan, as amended and restated effective as of January 1, 2008 (the “Plan”) reserves to ING North America Insurance Corporation (the “Company”) the power to amend the Plan; and

WHEREAS, the Company desires to amend the Plan effective December 1, 2010 to modify certain sections of the Plan relating to the effect that reemployment has on the termination of severance benefits and to otherwise amend the Plan.

NOW, THEREFORE, BE IT RESOLVED the Company hereby amends the Plan as follows:

1. Effective December 1, 2010, Section 1.18, “Qualified Termination,” is hereby amended by adding a new subsection (7) as follows:

“(7)	The Eligible Employee is not released to return to work under the STD Program, notwithstanding the fact that the Eligible Employee’s position has been eliminated.”

2. Effective December 1, 2010, Section 3.6(a), “Reemployment,” is hereby amended to read as follows:

“(a)	Reemployment. If a former Eligible Employee is reemployed by the Company, a Participating Employer, or an Affiliate in any capacity, including, but not limited to part-time, full-time, regular or temporary employment, or as an independent contractor, before the end of the Severance Period, his or her Severance Benefits will cease effective as of the date of his or her reemployment. The former Eligible Employee shall forfeit any unpaid severance benefits. The former Eligible Employee shall be required to repay any severance amounts, irrespective of how such severance amounts were paid, that are attributable to a period after which the former Eligible Employee has been reemployed by the Company, a Participating Employer, or an Affiliate. Notwithstanding the foregoing, this paragraph shall not apply to any former Eligible Employee who as an independent contractor and before the end of the Severance Period becomes a registered representative through ING Financial Partners, Inc. or ING Financial Advisers, LLC for the purposes of selling ING products and/or rendering investment advisory services.”

3. Effective December 1, 2010, Section 3.8, “Death Before Payment,” is hereby amended to read as follows:

“3.8

Death Before Payment. If an Eligible Employee who satisfies the requirements for benefits under this Article 3 dies after receiving notice of a Qualified Termination and release date, but before he or she receives payment of the entire amount due him or her under this Plan, the Company or Participating Employer will pay the remaining Severance Benefits to his or her surviving spouse or domestic partner, if any, or if there is no surviving spouse or domestic partner, to his or her estate, in either a lump sum or in semi-monthly payments as if the Eligible Employee had survived until the end of the Severance Period, or if applicable, in a lump sum if the Eligible Employee was a Transferred CitiStreet Employee eligible for a payment pursuant to Section 3.5(c). All lump sum payments described in this paragraph shall be made no later than 2-1/2 months after the date of death.”

4. Except as expressly amended by this Amendment Number Four, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Four to be signed by its duly authorized officer effective as of the date last executed below.

ING North America Insurance Corporation

By:	William Delahanty
Head of HR Rewards and Operations

Signature: /s/ William Delahanty                    Date: 12/20/10

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